American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Announces First Quarter Financial Results

Reports near record sales in April 2004

Keystone Heights, FL—May 5, 2004—PRNewswire—FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today reported financial results for the quarter ended March 31, 2004.

Total revenues for the quarter ended March 31, 2004 were $1.28 million, compared with $1.50 million (-14.9%) for the quarter ended March 31, 2003. This quarter’s comparable sales actually declined (-5.2%) from prior year when taking into account that we reported $154,400 in sales in the first quarter 2003 that was the result of an order that was completed in 2002 but not shipped until the first quarter of 2003.

There was a net loss in the first quarter of 2004 of $293,515, or EPS ($0.05), compared with a net loss of $107,229, or EPS ($0.02), in the same period in 2003.

Joe McGuire, Chief Financial Officer, commented on the quarterly results and outlook for the balance of 2004 as follows:

“Although our sales reported for the first quarter were below our internal expectations, we reiterate our optimistic outlook for the entire fiscal year. Because of the long sales cycle for our products, one quarter’s results are not a reliable indicator of the future. This is borne out by our sales for April 2004 which just concluded as one of our best historical months with approximately $600,000 in sales, with our entire product line, zone and wireless telecommunications networking enclosures and formed metal products participating. Furthermore, we continue to quote new jobs in the second quarter in our zone, wireless and formed metal products divisions at an expeditious pace.

“Many other indicators lead us to anticipate a great 2004 is ahead of us. The specific factors that lead us to the optimistic outlook are outlined below:

“Our sales partners launched a reinvigorated marketing campaign and training and education of end users, in conjunction with the commencement of the industry standards approval for our zone cabling and wireless products. We had anticipated that the Chatsworth Products, Inc.’s (“CPI”) sales organization would produce increased sales in 2004 as they become more proficient at presenting the advantages of zone cabling over traditional home run wiring. Their sales approximately doubled in the first quarter 2004 over the fourth quarter 2003 and we hope to see that upward trend continue.

“We feel our balance sheet is solid, remaining free from any long—term liabilities. In the first quarter, our capital raises included collecting the final installment of $240,000 from the sale of stock to an institutional investor (the total investment was $370,000), an installment of $50,000 from the sale of stock to CPI (the total investment was $250,000) and we received $179,000 from the exercise of outstanding stock options. In addition, we received the final installment of $50,000 from CPI on their stock purchase in the first week of May 2004.

“We look forward to additional releases in 2004 from the Telecommunications Industry Association regarding standards for zone cabling. This should significantly enhance our future prospects. We also anticipate that zone cabling will continue to benefit from the move towards the open office environment and advances in telecommunications technologies and network economics will increase zone cabling in both existing and new construction.

“We believe that our continuing efforts, both strategic and tactical, have put American Access in a much better position today than it has been over the last few years. We have made substantial progress against the major milestones we have set and achieved results that are pivotal to our future success especially in the area of our zone products. These actions, coupled with an improving economic landscape, give us confidence that for the remainder of 2004, we are well positioned to realize our mission to increase our revenues, control our expenses, continue our march to profitability, increase shareholders value and to achieve our best year in our history.”

For further detailed information on sales and expenses for the first quarter 2004, please read the Company’s unaudited Quarterly Report (10-QSB) which will be filed with the Securities and Exchange Commission later this week.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for U.S. government contractors.

News and product/service information are available at www.aatk.com.

Forward looking statements

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s future operating results and financial position. Prospective investors are cautioned that forward-

looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.